Exhibit 10.9.2

First Amendment to
Prime Vendor Agreement

This First Amendment (“Amendment”) is entered into as of July 20, 2012 (“Effective Date”) by AmerisourceBergen Drug Corporation, a Delaware corporation (“ABDC”) on the one hand, and Diplomat Pharmacy, Inc., a Michigan corporation (“Diplomat”) for itself and on behalf of the following limited liability companies of which Diplomat is the sole member: Diplomat Specialty Pharmacy of Flint, LLC, Navigator Health Services, LLC, Diplomat Health Services, LLC, Diplomat Specialty Pharmacy of Grand Rapids, LLC, Diplomat Specialty Pharmacy of Chicago, LLC, Diplomat Specialty Pharmacy of Ft, Lauderdale, LLC, Diplomat Specialty Pharmacy of Swartz Creek, LLC and Diplomat Specialty Pharmacy of Southern California, LLC (Diplomat and such limited liability companies being referred to herein collectively as “Customer”) on the other hand. This Amendment amends the parties Prime Vendor Agreement dated January 1, 2012 (“PVA”). Capitalized terms not defined in this Amendment have the meaning set forth in the PVA.

For good and valuable consideration, ABDC and Customer agree to amend the PVA as follows:

1.              Navigator Pharmacy Service, LLC (“Navigator”) is an affiliate of Customer and desires to receive pharmaceutical products pursuant to the PVA. Navigator agrees that it hereby (i) adopts the PVA and agrees to be bound by its terms, conditions and covenants (including executing such instruments, or documents that ABDC may reasonably require to effectuate the intent of this provision) and (ii) agrees to be jointly and severally liable for any payment or indemnification obligation of any other Account under the PVA.

2.              Diplomat Specialty Pharmacy of Swartz Creek, LLC has changed its corporate name to Diplomat Specialty Pharmacy Great Lakes Distribution Center, LLC, a Michigan limited liability company.

3.              Customer has requested that ABDC enter into an Intercreditor Agreement with General Electric Capital Corporation (“GECC”), a Delaware corporation, pursuant to a financing transaction between GECC and Customer on or about the date hereof. In consideration of ABDC agreeing to the terms of the Intercreditor Agreement, Section 2A of Exhibit 1 (Payment Terms) is amended and restated in its entirety as follows:

A.                                    Payments. Customer agrees to Extended Semi-Monthly (34 DSO) EFT. Payment for purchases are due and payable within 27 days from Semi-Monthly statement date by EFT.

4.              The Price of Goods matrix in Section 1A of Exhibit 1 is amended to delete “Extended Semi-Monthly (37 DSO) EFT” and replace it with “Extended Semi-Monthly (34 DSO) EFT”.

This Amendment constitutes the sole and complete understanding of the parties with respect to its subject matter, and supersedes all prior and contemporaneous communications between the parties concerning such subject matter. Following the Effective Date, the PVA remains in full force and effect. The parties have executed this Amendment as of the Effective Date.

[Signatures on the following Page]

1st Amendment Diplomat PVA July 2012

ABDC:
AmerisourceBergen Drug Corporation

By:	/s/ Brenda Axe
Name:	Brenda Axe
Title:	VP Strategic Accts

CUSTOMER:

Diplomat Pharmacy, Inc., for itself and on behalf of the following other entities of which Diplomat is the sole member:

Diplomat Specialty Pharmacy of Flint, LLC
Navigator Health Services, LLC
Diplomat Health Services, LLC
Diplomat Specialty Pharmacy of Grand Rapids, LLC
Diplomat Specialty Pharmacy of Chicago, LLC
Diplomat Specialty Pharmacy of Ft. Lauderdale, LLC
Diplomat Specialty Pharmacy Great Lakes Distribution Center, LLC
Diplomat Specialty Pharmacy of Southern California, LLC

By:	/s/ Sean Whelan
Name:	Sean Whelan
Title:	Chief Financial Officer

AGREED AND ACKNOWLEDGED:

Navigator Pharmacy Service, LLC

By:	/s/ Sean Whelan
Name:	Sean Whelan
Title:	Chief Financial Officer

1st Amendment Diplomat PVA July 2012